PROSPECTUS SUPPLEMENT NO. 1                     Filed pursuant to Rule 424(b)(3)
(To Prospectus dated January 8, 2004)                Registration No. 333-111101

                              ALFACELL CORPORATION

                                11,336,453 Shares
                                  Common Stock
                                 ---------------

This Prospectus Supplement No. 1 supplements and amends the Prospectus dated January 8, 2004 relating to the offering of an aggregate 11,336,453 shares of our common stock by our securityholders.

The following paragraph is added to Item 15, the subsection entitled "Recent Sales of Unregistered Securities":

      "In May 2004, we issued 1,210,654 shares of Common Stock to an existing institutional investor, resulting in gross proceeds of $10,000,000 to us. In addition, the institutional investor was granted five-year warrants to purchase 1,210,654 shares of Common Stock at an exercise price of $12.39 per share. We paid a 5% finder's fee to a third party in connection with the private placement, which included a five-year warrant to purchase 60,533 shares of Common Stock at an exercise price of $12.39 per share."

The Prospectus, together with this Prospectus Supplement No. 1, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of our common stock. All references in the prospectus to "this prospectus" are hereby amended to read "this prospectus (as supplemented and amended)".

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

          The date of this Prospectus Supplement No. 1 is May 13, 2004